Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings


Participating Funds
    U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Core U.S. Credit Bond ETF (ISHCRED) iShares Government/Credit Bond ETF (ISHGOVCR) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR)
Multimanager Core Bond Portfolio (AXA-VIP)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Multi Asset Income - Passive Fixed Income
Portfolio (BR-INC-PFI)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-
BF)
BlackRock Total Return Portfolio (Ins - Series) (BVA-TR)
Metropolitan Series Fund, Inc.- BlackRock Bond Income
Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
Advanced Series Trust - AST BlackRock/Loomis Sayles Bond
Portfolio (SMF_PRUTR)


The Offering
Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:
02-11-2015

Security Type:
BND/CORP

Issuer
Rockwell Automation, Inc. (2025)

Selling Underwriter
J.P. Morgan Securities LLC

Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Goldman, Sachs & Co., J.P. Morgan
Securities LLC, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, BMO Capital
Markets Corp., BNY Mellon Capital Markets,
LLC, Citigroup Global Markets Inc.,
Deutsche Bank Securities Inc., PNC Capital
Markets LLC, U.S. Bancorp Investments,
Inc., Wells Fargo Securities, LLC, The
Williams Capital Group, L.P., Comerica
Securities, Inc., ING Financial Markets
LLC, Lloyds Securities Inc., TD Securities
(USA) LLC

Transaction Details
Date of Purchase
02-11-2015

Purchase Price/Share
(per share / % of par)
$99.990
Total Commission,
Spread or Profit
0.650%

1.    Aggregate Principal Amount Purchased
(a+b)
$15,000,000

a.    US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$9,171,000

b.    Other BlackRock Clients
$5,829,000

2.    Aggregate Principal Amount of
Offering
$300,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.05000

Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction
types (see Definitions):
[X]    U.S. Registered Public Offering    [Issuer must have
3 years of continuous operations]
[ ]    Eligible Rule 144A Offering    [Issuer must have 3
years of continuous operations]
[ ]    Eligible Municipal Securities
[ ]    Eligible Foreign Offering    [Issuer must have 3 years
of continuous operations]
[ ]    Government Securities Offering    [Issuer must have 3
years of continuous operations]

Timing and Price (check ONE or BOTH)
[X]    The securities were purchased before the end of the
first day on which any sales were made, at a price that
was not more than the price paid by each other purchaser
of securities in that offering or in any concurrent
offering of the securities; and
[ ]    If the securities are offered for subscription upon
exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:
Dillip Behera
Date:
02-16-2015

Global Syndicate Team Member

Approved by:
Steven DeLaura
Date:
02-16-2015

Global Syndicate Team Member